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                                                                  EXHIBIT 23.3


                      CONSENT OF INDEPENDENT ACCOUNTANTS


The Board of Directors
Rare Medium Group, Inc.:

We consent to the inclusion in the registration statement on Form S-4 of Motient Corporation of our report dated February 14, 2001, except for Note 2 which is as of June 22, 2001, relating to the consolidated balance sheets of Rare Medium Group, Inc. and subsidiaries as of December 31, 1999 and 2000, and the related consolidated statements of operations, stockholders' equity (deficit), and cash flows for each of the years in the three-year period ended December 31, 2000, and to the reference to our firm under the heading "Experts" in the joint proxy statement/prospectus.


                                                               /s/ KPMG LLP



New York, New York
August 10, 2001